TRANSFER AGENT AGREEMENT

     AGREEMENT, made as of the 1st day of January, 1989 by and between Van Eck Funds, a Massachusetts business trust having its principal office and place of business at 122 East 42nd Street, New York, New York (the "Trust"), and DST Systems, Inc., a Missouri corporation having its principal office and place of business at Kansas City, Missouri ("DST").

     WHEREAS, the Trust's Master Trust Agreement, dated April 3, 1985, as the same may subsequently thereto have been, or subsequently hereto may be, amended, permits the Board of Trustees of the Trust to establish an unlimited number of series of shares of the Trust (each such series being referred to herein as a "Fund" and collectively as the "Funds"); and

     WHEREAS, the Trust desires to appoint DST as the transfer, dividend disbursing and shareholders' servicing agent for each Fund as and when established, and DST desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     Section 1. Terms of Appointment
                --------------------

     1.01 Subject to the conditions set forth in this Agreement, the Trust hereby employs, and appoints, DST to act as the transfer, dividend disbursing and shareholders' servicing agent for each Fund currently established, such appointment to be effective as of the date hereof.

     1.02    DST hereby accepts such employment and appointment and agrees that
(a) on and after the effective date of its appointments hereunder it will act as the transfer, dividend disbursing and shareholders' servicing agent for each Fund of the Trust and (b) in so acting DST shall treat, and account for, each Fund as a separate entity. DST agrees that it will also act as agent in connection, and process transactions in accordance, with any exchange privilege, periodic investment plan, periodic withdrawal program or other accumulation, open-account or similar plans, programs or services currently utilized by the

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Trust or the Trust's shareholders as set out in the prospectus(es). Consistent with the provisions of Section 8 hereof, DST will use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the prospectus(es) as amended from time to time, for the Trust provided DST is advised in advance by the Trust of any changes therein and the DST System, as hereinafter defined, as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the DST System requested by the Trust requires an enhancement or modification to the DST System: (i) DST shall not be liable therefore until such modification or enhancement is installed on the DST System; and (ii) such modification or enhancement shall be developed and implemented in accordance with Section 8 hereof. If any new, additional function or feature or change or improvement to existing functions or features or new service measurably increases DST's cost of performing the services required hereunder at the current level of service, DST shall advise the Trust of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs.

     1.03 Subject to the fee and out-of-pocket expenses provisions set forth herein, DST agrees to provide, at its own expense, the necessary facilities, equipment and personnel to perform its duties and obligations hereunder.

     1.04 DST agrees that it will perform all of the usual and ordinary services as transfer, dividend disbursing and shareholders' servicing agent for each Fund of the Trust, and as agent of the Trust for shareholder accounts of each Fund of the Trust, in a timely manner, including, but not limited to, issuing (including countersigning), transferring and cancelling share certificates, maintaining all shareholder accounts, providing transaction journals, preparing shareholder meeting lists, mailing proxies and proxy materials, receiving and tabulating proxies, certifying the shareholder votes in each Fund separately and for the Trust as a whole, mailing shareholder reports and prospectuses, withholding, as required by law, taxes on shareholder accounts, disbursing income dividends and capital gains distributions to

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shareholders, preparing and filing U.S. Treasury Department Forms 1099, W2-P,
1042S and backup withholding as required for all shareholders, preparing and mailing confirmation forms to shareholders and dealers for all purchases and liquidations of shares of each Fund and other confirmable transactions in shareholders accounts, recording reinvestment of dividends and distributions in shares of each Fund, causing timely liquidation of shares, causing daily and monthly reports as outlined in Schedule A attached hereto to be received by the Trust promptly in respect of each Fund, maintaining those records necessary to carry out DST's duties hereunder, including all information reasonably required by the Trust and Van Eck Securities Corporation (the "Principal Underwriter") to account for all transactions in Fund shares, calculating the appropriate sales charge with respect to each purchase of Fund shares as set forth in the prospectus(es) for the Funds, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules delivered to DST by the Principal Underwriter from time to time, disbursing dealer commissions collected to such dealers bimonthly, determining the portion of each sales charge payable to the Principal Underwriter and disbursing such commissions to the Principal Underwriter bimonthly, accounting for all 12b-1 payments as applicable, receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, responding promptly to shareholder correspondence, processing, generally on the date of receipt, purchases or redemptions or instructions to settle any wire order purchases or redemptions received in proper order as set forth in the Prospectus, rejecting promptly any requests not received in proper order, causing exchanges of shares to be executed in accordance with the Trust's instructions and prospectus(es) and the general exchange privilege application, as they may be amended from time to time, mailing to dealers confirmations of wire order trades, mailing copies of shareholder statements and notices of dealer commissions to shareholders and registered representatives of dealers in accordance with the Trust's instructions. DST shall provide the Trust with the most recent copy of DST's Disaster and Recovery Procedures and Backup Policies. DST may make any alterations to such Procedures and Policies it deems reasonable to provide a satisfactory level of protection in accordance with standard practices in the industry and will promptly provide the Trust with copies of alterations in such Procedures and Policies as they occur from time to time as

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soon as the same is announced. All services to be performed pursuant to this
Agreement shall be performed separately for each Fund.

     1.05 DST will provide the Trust, its investment adviser and manager, Van Eck Associates Corporation (the "Adviser"), and its Principal Underwriter with Trust data maintained by DST, reasonable access to data maintained on the System (except as provided in Section 5.04 hereof) and

     i. is the ability to initiate data extract programs ZMU7331, ZMU332, ZMU333, ZMU707 and HDR851;

     ii. the ability to have DST develop on-request data extract jobs where the contents of existing files are being sought on a regular basis within forty-five (45) days of the submission of a written request therefor; and

     iii. upon request, within a reasonable time under the circumstances, will designate three (3) DST employees, at least one of whom will be available to the Trust during all business hours upon three (3) hours notice, who will have the ability to initiate on-request programs or procedures to provide to the Trust any information and documentation maintained by DST reasonably requested in order to permit the Trust, its investment adviser and Principal Underwriter to receive and process any data maintained by DST on behalf of the Trust received hereunder. In the event providing the technical support or programming measurably increases the cost of performance of DST under this Agreement for services not otherwise required under this Agreement, DST shall be entitled to bill the Trust, its investment adviser or its Principal Underwriter for the amount of such increase in DST's cost of performance hereunder.

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     1.06    To provide a depository for the funds to be received and disbursed by DST in connection with performance by DST of its duties hereunder, DST and the Trust will establish one or more special purpose deposit accounts with Investors Fiduciary Trust Company, a Missouri limited purpose trust company ("IFTC"), and IFTC will be appointed by each Fund as a clearing and paying agent thereof. DST will provide for the timely deposit of funds received by DST for each Fund in, and disbursement of funds from, such accounts in accordance with the instructions of the Trust. The Trust will arrange with its custodian, Citibank, N.A., for the timely transfer to the special purpose deposit accounts established pursuant to the preceding sentence of such funds as may be required for DST to discharge its duties under this Agreement, including without limitation, funding all redemptions and dividend payments in accordance with this Agreement.

     Section 2. Fees and Expenses
                -----------------

     2.01 For the facilities, equipment, and personnel to be provided, and the services to be rendered, by DST pursuant to Section 1, the Trust agrees to pay DST an annual maintenance fee with respect to each Fund as set out in Schedule B hereto, as amended from time to time to reflect the establishment or termination of a Fund or amendment of fees applicable thereto. Upon the appointment by the Board of Trustees of each new Fund of DST as transfer, dividend disbursing and shareholder service agent after the date hereof and prior to the commencement of operations by such Fund, the Trust shall give DST notice of such appointment and the Trust and DST shall promptly negotiate a fee schedule for such new Fund which schedule shall be added to Schedule B by written instrument signed by DST and the Trust.

     2.02 The Trust also agrees promptly to reimburse DST for all reasonable out-of-pocket expenses or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, envelopes, checks, drafts, continuous forms, specially requested reports and statements, telephone calls, telegraphs, stationary supplies, counsel fees, outside mailing firms (including Support Resources, Inc.), record storage and media for storage of records (e.g., microfilm, computer tapes), computer equipment installed at the Trust's premises and related telephone lines and NSCC transaction fees, if any are paid by DST. The Fund agrees to pay postage expenses one day in advance if so requested. In addition, any other expenses incurred by DST at the request or with the consent of the Trust will be promptly reimbursed by the Trust.

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     2.03    Amounts due hereunder shall be due and paid on or before the fifteenth (15th) business day after receipt of the statement therefore by the Trust (the "Due Date"). The Trust is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 2.04, in the event that any amounts due hereunder are not received by DST by the Due Date, the Trust shall pay to DST a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of that rate announced from time to time by the United Missouri Bank of Kansas City as its "Prime Rate," times the amount overdue, times the number of days from the Due Date up to and including the day on which payment is received by DST divided by 360. In the event the Trust disputes a payment, and DST refunds or credits all or a portion of any payment made, the Trust shall be entitled to interest on such refunded or credited payment calculated in accordance with the preceding sentence. The parties hereby agree that such late charge or interest represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge or interest shall in no event constitute a waiver of the Trust's or DST's default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

     2.04 In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which DST provides to the Trust documentation reasonably supporting the disputed charges.

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     2.05    At least ninety (90) days prior to the end of the initial three (3)
year term or any subsequent annual term hereof, DST shall give the Trust written notice (the "Fee Increase Notice") if it desires to increase the fees or charges to the Trust provided for in Schedule B or change the manner of payment. If the Trust does not agree to the revised fees and charges or manner of payment, the Trust shall notify DST thereof in writing (the "Refusal Notice") within thirty
(30) days of receipt of DST's notice. If the parties are unable to agree to a rate or manner within the next thirty (30) days after DST's receipt of the Refusal Notice, this Agreement shall continue for an additional two hundred and seventy (270) days from the date on which the Trust received the Fee Increase Notice after which the Agreement shall terminate. Fees and charges shall be at the rate or manner in effect prior to the Fee Increase Notice for the first ninety (90) days and thereafter at the old rate adjusted for the increase in the Consumer Price Index, as provided for in Schedule B, for the next one hundred and eighty (180) days.

     Section 3. Representations and Warranties of DST
                -------------------------------------

     DST represents and warrants to the Trust that:

     3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Missouri;

     3.02 It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement;

     3.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

     3.04 It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

     3.05 It has obtained all federal and state regulatory approvals, authorizations and licenses required to perform its duties and obligations under

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this Agreement and will keep current such approvals, authorizations and licenses.

     Section 4. Representations and Warranties of the Trust
                -------------------------------------------

     The Trust represents and warrants to DST that:

     4.01 It is a Massachusetts business trust duly organized under the laws of the State of Massachusetts;

     4.02 It is, and at all times relevant hereto will continue to be, an open-end management investment company registered under the Investment Company Act of 1940;

     4.03 A registration statement under the Securities Act of 1933 has been declared effective by the Securities and Exchange Commission and will remain effective at all times relevant hereto, and appropriate state securities laws filings will have been made and will continue to be made at all times relevant hereto, with respect to all shares of the Trust being offered for sale to the public; and

     4.04 It is empowered under applicable laws and regulations and by its Master Trust Agreement and Bylaws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform under this Agreement.

     Section 5. Indemnification
                ---------------

     5.01 DST shall at all times use reasonable care, due diligence and act in good faith in performing its duties under this Agreement. DST shall not be responsible for, and the Trust shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable, arising out of or attributable to:

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     (a)     All actions of DST required to be taken by DST pursuant to this
Agreement provided that DST has acted in good faith and with due diligence and reasonable care;

     (b) The Trust's refusal or failure to comply with the terms of this Agreement, the Trust's negligence or willful misconduct, or the breach of any representation or warranty of the Trust hereunder;

     (c) The good faith reliance on, or the carrying out of, any written or recorded oral instructions or requests of the Trust, the investment advisor therefore or the Principal Underwriter or DST's good faith reliance on, or use of, information, data, records and documents received from, or which have been prepared and/or maintained by the Trust, each Fund, the investment advisors therefore or the Principal Underwriter;

     (d) Defaults by dealers or shareowners with respect to payment for share orders previously entered;

     (e) The offer or sale of the Trust's shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state (unless such violation results from DST's failure to comply with written instructions of the Trust or of any officer of the Trust that no offers or sales be made in or to residents of such state); and

     (f) The Trust's errors and mistakes in the use of the DST computerized shareholder record keeping system (the "DST System"), the data center, computer and related equipment used to access the DST System (the "DST Facilities"), and control procedures relating thereto in the verification of output and in the remote input of data as provided for in Section 6.05 hereof.

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     5.02    DST shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of DST's failure to comply with the terms of this Agreement or arising out of or attributable to DST's negligence or willful misconduct or breach of any representation or warranty of DST hereunder.

     5.03 At any time DST may apply to any officer of the Trust for instructions, and may, with the prior consent of the Trust, consult with legal counsel for the Trust, the investment advisor of the Trust, or the Principal Underwriter, or with DST's own legal counsel, all at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by DST under this Agreement and DST shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. DST shall be protected and indemnified in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the person or persons whom DST reasonably believes to have been authorized to represent the Trust and shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. DST shall also be protected and indemnified in recognizing stock certificates which DST reasonably believes to bear the proper manual or facsimile signatures of the officers of the Trust, and proper counter signature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     5.04 In the event that either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, failure or damage of primary and secondary equipment or transmission facilities resulting from circumstances beyond the control of such party, or other causes reasonably beyond its control, such party shall not be liable for damages to the other resulting from such failure to perform, provided that each party shall in all cases fully cooperate with the other and take such measures as may be reasonably requested so as to enable the Trust to continue operations.

     5.05 IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO ANYONE, INCLUDING, WITHOUT LIMITATION TO THE OTHER PARTY,

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FOR CONSEQUENTIAL DAMAGES FOR ANY ACT OR FAILURE TO ACT UNDER ANY PROVISION OF
THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

     5.06 Each party shall promptly notify the other in writing of any situation which presents or appears to involve a claim which may be subject of indemnification hereunder and the indemnifying party shall have the option to defend against any such claim. In the event the indemnifying party so elects, it will notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's expense, in the defense of such claim. Notwithstanding the foregoing, the indemnified party shall be entitled to participate in the defense of such claim at its own expense through counsel of its own choosing. Neither party shall confess any claim nor make any compromise in any action or proceeding in which the other party shall be named or for which indemnification may be sought under this Agreement without the other party's prior written consent.

     Section 6. Covenants of DST or the Trust
                -----------------------------

     6.01 The Trust agrees to promptly furnish to DST, and thereafter promptly provide to DST any amendments or additions to, the following:

     (a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of DST and the execution and delivery of this Agreement.

     (b) Certified copy of the Master Trust Agreement and Bylaws of the Trust and all amendments.

     (c) Specimens of share certificates in the forms approved from time to time by the Trust's Board of Trustees with a certificate of the Secretary of the Trust as to such approval.

     6.02 DST hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any,

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and for the preparation or use, and for keeping account of such certificates, forms and devices.

     6.03 As required by Section 31 of the Investment Company Act of 1940 and Rules thereunder, DST agrees that all records maintained by DST relating to the services to be performed by DST under this Agreement are the property of the Trust and will be preserved and will be surrendered promptly to the Trust or made available for inspection by persons designated by the Trust on request.

     6.04 DST and the Trust agree that all books, records, information and data pertaining to the business of the other party or relating to the design, structure or operation of the DST System which are exchanged or received or disclosed pursuant to the negotiation of and the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person without the written consent of the other. Upon termination of the Agreement, each party shall return to the other all such books, records and written information and data pertaining to the business of the other. DST shall notify the Trust of any request or demand to inspect the records of the Trust and will act upon the instructions of the Trust as to permitting or refusing such inspection, except where otherwise required by law.

     6.05 The Trust acknowledges that: (a) the software programs, supporting documentation, or procedures relating to or making up the DST System ("DST Protected Information") are confidential and are proprietary to and a trade secret of DST; and (b) any unauthorized use, misuse, disclosure or taking of DST Protected Information residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. The Trust will, and will cause its investment adviser and its Principal Underwriter to, advise each of their employees and agents who have access to any DST Protected Information or to any computer equipment capable of accessing DST Facilities of the foregoing.

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     6.06    The Trust hereby agrees that it, each Fund, its investment advisor, and the Principal Underwriter will use and employ DST's System and Facilities in accordance with the procedures set forth in the reference manuals delivered thereto, each of the foregoing shall utilize the control procedures set forth and described therein, and each of the foregoing shall verify promptly reports received through use of the DST System and Facilities. DST shall promptly deliver updates or revisions to such manuals. The provision of an update on "QUEST" shall constitute delivery thereof for purposes of this Agreement. The Trust shall not be liable for errors resulting from its failure to comply with any procedure until a copy of such procedure has been delivered as herein provided.

     Section 7. Termination of Agreement
                ------------------------

     7.01 Subject to termination as hereinafter provided, this Agreement shall remain in force and effect for a period of three (3) years, the initial term of this Agreement. This Agreement shall automatically extend for additional, successive twelve (12) month terms upon the expiration of any term hereof, unless terminated as of the end of any term by either party on not less than one hundred twenty (120) days written notice to the other party. Each additional twelve (12) month period shall be an additional term of this Agreement.

     7.02 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

     7.03 If either of the parties hereto shall breach this Agreement or be in default in the performance of any of its duties and obligations hereunder the non-defaulting party may give written notice thereof to the defaulting party and if such default or breach shall not have been remedied within thirty (30) days after such written notice is given, then the party giving such written notice may terminate this Agreement at the end of such thirty (30) day period. Termination of this Agreement by one party by reason of default or breach of the other party shall not constitute a waiver by the terminating party of any other rights it might have under this Agreement against the other party, including without limitation rights with reference to services performed or not performed

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prior to such terminating or rights of DST to be reimbursed for out-of-pocket expenditures or equipment or communication circuit termination fees, if any.

     7.04 Upon termination of this Agreement DST shall, if requested by the Trust, provide reasonable assistance to the Trust, including transferring all Trust records to such entity as shall be designated by the Trust, in converting the Trust's records to whatever system or service selected by the Trust, and DST shall be entitled to reimbursement for providing such assistance at rates and fees not in excess of those rates and fees DST charges similar clients, similarly situated for similar services.

     Section 8. Changes and Modifications
                -------------------------

     8.01 During the term of this Agreement DST will use on behalf of the Trust without additional cost all modifications, enhancements, or changes which DST may make to its shareholder/transfer agent processing system in the normal course of its business and which are applicable to functions and features offered by the Trust, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Trust agrees to pay DST promptly for modifications and improvements which are charged for separately at the rate provided for in DST's standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

     8.02 At the Trust's request, DST and the Trust will jointly determine the level of dedicated system resources required to meet the Trust's enhancement priorities. At the Trust's expense, DST agrees to use reasonable efforts to make dedicated programming support available for all projects requested by the Trust. The amount of the resources required and the project to which those resources are assigned shall be determined jointly based upon joint periodic review of project requirements. Such resources will be charged to the Trust at DST's standard rates and fees in effect at the time (such rates are currently $70,000

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per year per person for dedicated systems persons and $50.00 per hour per person for nondedicated systems persons). Generally, all projects shall be limited to 320 manhours of programming resources to complete, and will conform to specific productivity and quality standards established for all such projects as DST completes on its own behalf. DST will, upon request, promptly provide the Trust, its investment adviser or Principal Underwriter a copy of such standards. If the cost to DST of operating the DST System is increased measurably by the addition of such Trust requested software, including, without limitation, any software developed under Section 8.02 and 8.03 hereof, DST shall be entitled to immediately increase its fees by the amount of the increase in cost.

     8.03 In the event DST is unwilling or unable to start or complete an enhancement project requiring 320 manhours or less of programming resources to complete (the "Project"), DST will advise Van Eck of the cost of completion of the Project. Thereafter, if Van Eck desires to have the Project completed, DST will employ an outside vendor, working under DST's direction, to complete the Project, and Van Eck shall pay the DST estimated cost and DST shall pay the costs of the outside vendor in excess of DST's estimated cost. Major projects, that is those which are estimated by DST to require more than 320 hours of programming time to complete, will be undertaken only if they are part of DST's three (3) year system plan. Any software developed by the Trust shall be operated by the Trust on the Trust's own computers and will not be operated by DST or installed on DST's computers or added to the DST System.

     8.04 DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Trust will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Trust in using or employing the DST System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Trust is given thirty (30) days prior notice to allow the Trust to change its procedures and DST provides the Trust with revised operating procedures and controls.

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     8.05    All enhancements, improvements, changes, modifications or new features added to the DST System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc. Notwithstanding the foregoing, at the request of the Trust, all enhancements, improvements, modifications or new features added to the DST System developed at the expense of the Trust, may be subject to a period of exclusivity as mutually agreed to by the Trust and DST, which period may not exceed three (3) months.

     Section 9. Miscellaneous
                -------------

     9.01 DST and the Trust agree that, promptly upon the execution of this Agreement, each shall take all reasonable actions to enable DST to assume its duties as contemplated hereunder in a timely fashion.

     9.02 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other.

     9.03 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

     9.04 A copy of the Master Trust Agreement, as amended, establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers, shareholders, employees or agents of the Trust individually but are binding only upon the assets and property of the Trust.

     9.05 It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of the Trust or any Fund. This Agreement is between DST and the Trust and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

     9.06 To the extent that any provision herein is inconsistent with or in violation of any applicable law, rule or regulation, that provision shall be deemed modified so as to comply with such law, rule or regulation, and shall not otherwise affect any other provisions of this Agreement. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or effecting the validity or enforceability of that term or any of the provisions of this Agreement in any other jurisdiction.

     9.07 The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

     9.08 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     9.09 The representations and warranties contained herein shall survive the execution and the representations and warranties contained herein and the provisions of Section 5 hereof shall survive the termination of the Agreement and the performance of services hereunder.

     9.10 The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, excluding that body of law applicable to choice of law.

     9.11 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by and through their duly authorized officers, as of the day and year first above written.

                                         VAN ECK FUNDS

                                         By: /s/ John C. van Eck
                                            -----------------------------
                                         Title:   President
                                               --------------------------

ATTEST:

/s/ Thaddeus Leszczynski
-----------------------------
          Secretary

                                         DST SYSTEMS, INC.


                                         By: /s/ Thomas A. McCullough
                                            -----------------------------
                                         Title: Exec VP
                                            -----------------------------


ATTEST:

/s/ Jules Mozkowitz
-----------------------------
        Secretary

                             SUPPLEMENTAL AGREEMENT


     In consideration of the execution and delivery of the foregoing Transfer Agent Agreement, Investors Fiduciary Trust Company, a Missouri limited purpose trust company ("IFTC"), hereby agrees to accept, and confirms its prior, appointment and to act as successor trustee of, or custodian for, the retirement plans described in the prospectus(es) of the Trust (copies of which retirement plans have heretofore been provided to IFTC) and in connection therewith to execute and deliver all such documents or instruments as shall be necessary to effect such appointments.

     Dated as of the 1st day of January, 1989.


                                    INVESTORS FIDUCIARY TRUST COMPANY

                                    By:  /s/ Larry W. Ponce
                                       -----------------------------------
                                    Title:      President
                                          --------------------------------

ATTEST:

/s/ Cheryl Naegler
-----------------------------
  Asst. Secretary

                                                SCHEDULE A

                                                REPORTS PRODUCED
--------------------------------------------------------------------------------

      Reports Produced:

      A.    Daily Fund Reports

            1.    Daily Recap & Share Control Sheet (shares)
            2.    Daily Recap & Share Control Sheet (cash amount)
            3.    Daily Distribution of Cash Sheet

      B.    Daily Wire Order Activity Reports

            1.    Daily Batch Balance
            2.    Daily Confirmed Deletion Report
            3.    Master Activity Report
            4.    Daily Confirmed Unpaid Purchase Journal
            5.    Daily Confirmed Paid Purchase Journal
            6.    Fail/Free Balance Listing - Trade Date Sequence
            7.    Paid/Free Balance Listing - Alpha Code Sequence
            8.    Delinquent Trades Listing
            9.    Daily Fail File Extensions
            10.   Order Processing Billing Report
            11.   Extended Daily W/O Transaction Error Listing
            12    Daily Confirmed Redemption Journal
            13.   Daily Confirmed As-Of Trades Report
            14.   Order Processing LOI Adjustment Up Journal
            15.   Order Processing Adjustment Down Journal
            16.   Order Processing LOI Adjustment Rebate Purchase
            17.   Order Processing LOI Adjustment Down Journal
            18.   Order Processing Paid Orders Over/Under
            19.   Order Processing Client Orders

      C.    Additional Activity Reports

            1.    Direct Payment Journals
            2.    Confirmed Payments W/Transfer Instruction Journal
            3.    Dividend Share Adjustment Journal
            4.    Issue From Free File Journal
            5.    Purchase Cancellation Journal
            6.    Direct Redemption Journal
            7.    Dividend Cash Adjustment Journal
            8.    Confirmed Redemption Journal
            9.    Redemption Cancellation Journal
            10.   Exchange Redemption Journal
            11.   Exchange Purchase Journal
            12.   Certificate Deposit Journal
            13.   Certificate Withdrawal Journal
            14.   Transfer (debit/minus) Journal
            15.   Transfer (credit/add) Journal
            16.   Confirmed Payments, Without Transfer Journal

                                                SCHEDULE A

                                                REPORTS PRODUCED

--------------------------------------------------------------------------------

            17.   Keogh Fee Redemption Journal
            18.   Fiduciary Contribution Journal
            19.   Wire Instruction Report for Expedited Redemptions
            20.   Checkwriting Redemption Journal
            21.   CRT Operator Statistics
            22.   Staff Operator Statistics
            23.   Same Day EXR Morning Report
            24.   LOI Records Added
            25.   Transaction Processing Log
            26.   Group Relation Update
            27.   LOI Update Errors
            28.   5% Group Report
            29.   Daily As-Of Report
            30.   Monthly Fund Balance Report
            31.   Transfer Journal - Record Date
            32.   Listing of Same Day Wire Redemption Exceptions

      D.    Summary Reports

            1.    Equalization Report
            2.    Fund Share Balance Listing
            3.    Net Share Change to Fund
            4.    Fail/Free Balance Listing - Order Sequence
            5.    Exchange Distribution Report
            6.    Daily Capital Balance
            7.    Daily Capital Balance - Short & Long

      E.    Month End Profile Reports

            1.    Social Code Report
            2.    Shareowner Residence Report
            3.    Distribution of Shares Report
            4.    Account Summary Report

      F.    Blue Sky Report

            1.    State Sales Report
            2     State Warning Report
            3.    New State Report
            4.    Monthly State Sales
            5.    Monthly Warning
            6.    Daily State Maintenance Report
            7.    Daily Permit Maintenance Report
            8.    Monthly Sales Trend Report
            9.    Monthly State Master Ledger
            10    Monthly Sales Report - New Sales
            11.   Quarterly Sales Report
            12.   Registration Sales Report

                                                SCHEDULE A

                                                REPORTS PRODUCED

--------------------------------------------------------------------------------

            13.   Dividend Sales Report
            14.   Dividend Status Report
            15.   Dividend Warning Report

      G.    Daily LOI Activity Reports

            1.    LOI Deletion Report
            2.    LOI Deletion Errors
            3.    LOI Master Maintenance Report
            4.    LOI History Maintenance Report
            5.    LOI Recalculation Report
            6.    LOI Recalculation Errors
            7.    LOI Rebilling Report
            8.    LOI Miscellaneous Unapplied Trades Reports
            9.    LOI Discount Discrepancies Report
            10.   LOI Activity Report
            11.   LOI Activity Errors
            12.   LOI Billing Report
            13.   LOI Audit Errors
            14.   LOI Daily File Statistics

      H.    Miscellaneous

            1.    Monthly SEC Sales Reports: R356, R357 and R400
            2.    Monthly Summary Transfer Journals: R470
            3.    Daily "Dividend On" and "Dividend Off" Journals on Microfiche
            4.    12b-1 Report quarterly--Subject to the Established Charge
            5.    Daily NSCC Reports
            6.    Monthly Dealer Ranking Report
            7.    MU100 Daily
            8.    Daily Redemption Check Register
            9.    Daily Sales and Redemption Summary
            10.   Daily Confirmed Purchase Journal
            11.   As requested, Shareholder Data Extract:  ZMU331
            12.   As requested, Dealer Data Extract:  ZMU332
            13.   As requested, Transaction Data Extract:  ZMU333
            14.   As requested, Data Extract: ZMU707
            15.   As requested, Transaction Description Report: H851

                                    SCHEDULE B

                                    TO TRANSFER AGENT AGREEMENT
                                    DATED AS OF JANUARY 1, 1989

                                    FEES AND EXPENSES

--------------------------------------------------------------------------------

General Provisions
------------------

     The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the month in which an account is purged from the DST System after the time required by regulatory agencies (currently June 30 of the year following the year in which the account was closed), unless the closed account is retained on the system at the request of the Trust or its investment adviser or Principal Underwriter or as a result of the Trust's failure to timely confirm to DST the purge schedule supplied to it by DST. DST shall supply such purge schedule no less than five (5) business days prior to the proposed purge day.

     These charges will be billed monthly after the end of the month for which the fee is charged at the rate of 1/12 of the applicable fee. DST will bill the Trust separately for fees, disbursements and expenses payable in respect of each Fund pursuant to the Transfer Agent Agreement at the end of each month and the Trust shall cause each such fund to remit such fees to DST promptly on receipt of DST's invoice but in any event on or before the Due Date.

     In the event of termination of the Transfer Agent Agreement or any Fund, fees payable to DST shall be prorated through the effective date of such termination.

     Effective immediately upon the expiration of the initial term hereof on December 31, 1991, the fees and charges set forth in this Schedule B shall increase annually upon each first day of January of each year over the fees and charges during the prior twelve (12) months in an amount equal to the annual percentage of change in the Consumer Price Index in the Kansas City, Missouri-Kansas-Standard Metropolitan Statistical Area as last reported by the U.S. Bureau of Labor Statistics.

     Additionally, DST may increase the foregoing fees in the following circumstances:

         (i) for any Fund introduced by the Trust (whether new or currently in existence) which Fund seeks to offer, utilize or require fund features that are not consistent with the Trust's current processing requirements; or

         (ii) if changes in existing laws, rules or regulations: (a) require substantial system modifications or (b) measurably increase cost of performance hereunder.

     In the event of (i) or (ii), the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature or the amount of the cost of compliance with regulatory changes.

                                    SCHEDULE B

                                    FULL SERVICE
                                    PROPOSED ANNUAL FEE STRUCTURE
                                    VAN ECK FUNDS

--------------------------------------------------------------------------------

                         FIRST YEAR (CALENDAR YEAR 1989)

      IRA, Keogh and 403(b) Fees - Per Account                       $10.00
      ----------------------------------------

      Per Account Fees
      ----------------

            *     Daily Accrual Fees

                   - Monthly Distribution (U.S. Government            $8.04
                     Money Market)
                   - Non-monthly Distribution                         $8.04

            *     - Non-daily Accrual Funds

                  - Monthly Distribution (World Income)               $7.50
                  - Non-monthly Distribution                          $7.50
                    (World Trends, Gold/Resources)

            *     Closed Accounts                                     $2.04

            *     Investor Level Processing
                  - Investor Record                                   $1.80
                  - Non-Mutual Fund Index                             $1.80
                  - Non-Mutual Fund Transaction                       $0.24

      Transaction Fees
      ----------------

            *     Omnibus Accounts                                    $2.50

                  - For every transaction over 750 (per fund)
                    except fund 44 which is 1000 (per fund)

            *      12b-1 Per Account (one payment per                 $0.60
                           quarter- payable 15(cent) per quarter)


      As Of Adjustments
      -----------------

      As of Adjustments will be settled on a monthly basis per the "As Of Agreement" by and between the parties.

                              SCHEDULE B

                              FULL SERVICE
                              PROPOSED ANNUAL FEE STRUCTURE
                              VAN ECK FUNDS

--------------------------------------------------------------------------------

                        SECOND YEAR (CALENDAR YEAR 1990)

      IRA, Keogh and 403(b) Fees - Per Account                       $10.00
      ----------------------------------------

      Per Account Fees
      ----------------

            *     Daily Accrual Fees

                   - Monthly Distribution (U.S. Government            $8.64
                    Money Market)
                  - Non-monthly Distribution                          $8.64

            *     - Non-daily Accrual Funds

                  - Monthly Distribution (World Income)               $8.04
                  - Non-monthly Distribution                          $8.04
                    (World Trends, Gold/Resources)

            *     Closed Accounts                                     $2.04

            *     Investor Level Processing
                  - Investor Record                                   $1.80
                  - Non-Mutual Fund Index                             $1.80
                  - Non-Mutual Fund Transaction                       $0.24

      Transaction Fees
      ----------------

            *     Omnibus Accounts                                    $2.62

                  - For every transaction over 750 (per fund)
                    except fund 44 which is 1000 (per fund)

            *      12b-1 Per Account (one payment per                 $0.60
                           quarter- payable 15(cent) per quarter)


      As Of Adjustments
      -----------------

      As Of Adjustments will be settled on a monthly basis per the "As Of Agreement" by and between the parties.

                              SCHEDULE B

                              FULL SERVICE
                              PROPOSED ANNUAL FEE STRUCTURE
                              VAN ECK FUNDS

--------------------------------------------------------------------------------

                         THIRD YEAR (CALENDAR YEAR 1991)

      IRA, Keogh and 403(b) Fees - Per Account                       $10.00
      ----------------------------------------

      Per Account Fees
      ----------------

            *     Daily Accrual Fees

                   - Monthly Distribution (U.S. Government            $9.24
                    Money Market)
                  - Non-monthly Distribution                          $9.24

            *     - Non-daily Accrual Funds

                  - Monthly Distribution (World Income)               $8.62
                  - Non-monthly Distribution                          $8.62
                    (World Trends, Gold/Resources)

            *     Closed Accounts                                     $2.04

            *     Investor Level Processing
                  - Investor Record                                   $1.80
                  - Non-Mutual Fund Index                             $1.80
                  - Non-Mutual Fund Transaction                       $0.24

      Transaction Fees
      ----------------

            *     Omnibus Accounts                                    $2.74

                  - For every transaction over 750 (per fund)
                    except fund 44 which is 1000 (per fund)

            *      12b-1 Per Account (one payment per                 $0.60
                           quarter- payable 15(cent) per quarter)


      As Of Adjustments
      -----------------

      As Of Adjustments will be settled on a monthly basis per the "As Of Agreement" by and between the, parties.